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                                                                                                                     EXHIBIT (12)(a)
                                                            ONEOK, Inc.
                                             Computation of Earnings to Fixed Charges

                                                                                            Six Months Ended
                                                                                                June 30,
(Unaudited)                                                                            2000                    1999
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                                                                                          (Thousands of Dollars)

Fixed Charges, as defined
     Interest on long-term debt                                                      $ 40,023                $ 17,843
     Other interest                                                                     8,779                   8,305
     Amortization of debt discount and expense                                          1,526                     771
     Interest on lease agreements                                                       1,853                   1,302
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          Total Fixed Charges                                                          52,181                  28,221
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Earnings before income taxes and
     income from equity investees                                                     143,324                 111,496
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Earnings available for fixed charges                                                 $195,505                $139,717
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Ratio of earnings to combined fixed charges and preferred dividend
requirements                                                                             3.75  x                 4.95  x
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For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges"
consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.


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